ASSET PURCHASE AGREEMENT


                         By and Between

                       TREND-LINES, INC.

                              and

              GOLF ACQUISITION LIMITED PARTNERSHIP




                 Dated as of December 31, 1997
                        TABLE OF CONTENTS

Section  1.  Sale and Purchase of Purchased Assets;  Related
     Transactions                                               1

1.1 Sale and Purchase of Purchased Assets                       1

(a) Leases                                                      2

(b) Inventory                                                   2

(c) Fixed Assets                                                2

(d) Prepaid Expenses.                                           2

(e) Contracts                                                   2

(f) Licenses and Permits                                        2

(g) Intangible Assets                                           2

(h) Records and Documents                                       3

(i) Goodwill                                                    3

(j) Warranties                                                  3

(k) Deposits                                                    3

1.2  Excluded Assets.                                           3

1.3 Method of Conveyance                                        3

1.4  Assumed Obligations                                        4

1.5  Excluded Obligations                                       5

1.6  Effective Time of Closing                                  6

Section 2.  Purchase Price.                                     6

2.1  Purchase Price                                             6

2.2 Payment of the Purchase Price                               6

2.3 Holdback Funds Escrow                                       7

2.4 Determination of Inventory                                  7

2.5 Post-Closing Adjustment.                                    8

2.6 Allocation                                                 10

Section 3. Representations and Warranties of Seller            11

3.1  Organization and Qualification                            11

3.2  Authorization; No Restrictions, Consents or Approvals     11

3.3  Absence of Certain Changes                                12

3.4  Taxes                                                     12

3.5  Ownership of Purchased Assets                             12

3.6  Leases; Exclusive Possession; Not in Default              13

3.7  Contracts and Other Documents                             13

3.8  Labor Difficulties                                        14

3.9  ERISA; Employee Benefit Plans                             14

3.10  Employees                                                15

3.11  Licenses and Permits                                     15

3.12  INTENTIONALLY OMITTED                                    15

3.13  Compliance With Law                                      16

3.14  Intangible Assets                                        16

3.15  Pending Litigation                                       16

3.16  Customer List                                            16

3.17  Financial Statements                                     16

3.18  INTENTIONALLY OMITTED                                    17

3.19  Inventory                                                17

3.20  Suppliers                                                17

3.21  No Third Party Option                                    17

3.22  Certain Land Use Matters                                 18

(a) Condition of Leased.                                       18

(b) Public Utilities                                           18

(c) Legal Compliance                                           18

3.23  Environmental Matters                                    18

Section 4. Representations and Warranties of Buyer             21

4.1 Organization and Qualification                             21

4.2 Authorization; No Restrictions, Consents or Approvals      21

4.3 Pending Litigation                                         21

4.4 . Financial Statements                                     22

Section 5. Post-Closing Covenants                              22

5.1 NVB Signage and Labels                                     22

5.2 . Cooperation                                              22

5.3  Returns                                                   22

5.4. Post-Closing Access                                       23

5.5. Covenant Not to Compete                                   23

5.6 Cooperation in Third-Party Litigation                      24

5.7. Discharge of Business Obligations                         25

5.8 Certain Employment Matters                                 25

5.9 Gift Certificates Fund                                     25

5.10 Further Assurances                                        26

Section  6.  Survival of Representations and Warranties  and
     Covenants; Indemnification.                               26

6.1. Survival   of   Representations  and   Warranties   and
     Covenants                                                 26

6.2. Indemnification by Seller                                 26

6.3. Indemnification by Buyer                                  28

6.4. Indemnification Payments                                  29

6.5. Procedure for Third Party Claims                          29

6.6. INTENTIONALLY OMITTED                                     30

6.7. Remedies Cumulative                                       30

6.8. Successors                                                30

Section 7. Brokerage.                                          30

7.1. Finders and Brokers Fees.                                 30

Section 8. General Provisions                                  31

8.1. Sales and Transfer Taxes                                  31

8.2. No Third Party Beneficiaries                              31

8.3. Expenses of the Parties; Certain Litigation               31

8.4. Amendment and Waiver                                      31

8.5. Miscellaneous                                             31

8.6. Binding Effect                                            31

8.7. Publicity                                                 31

8.8. Complete Agreement                                        32

8.9. Notices                                                   32

8.10. Assignment                                               33

8.11. Severability                                             33

8.12. Effect of Investigation                                  33



SCHEDULES

Schedule 1.1(a):    Leases
Schedule 1.1(e):    Contracts
Schedule 1.2:       Excluded Assets
Schedule 1.3(a):    Permitted Liens
Schedule 1.4:       Assumed Obligations
Schedule 2.2:       Payment of Purchase Price
Schedule 2.5.1(a):  Interim Date Balance Sheet
Schedule 2.5.2(c):  Examples
Schedule 3.2:       Seller's Authorization; No Restrictions,
Consents or Approvals
Schedule 3.3:       Disclosure of Certain Changes
Schedule 3.6(b)(i): Knowledge of Seller
Schedule 3.6(b)(ii):     Knowledge of Buyer
Schedule 3.8:       Labor Difficulties
Schedule 3.13: Legal Compliance
Schedule 3.15: Pending Litigation
Schedule 3.17: Financial Statements
Schedule 3.23(b)(iii):   Hazardous Materials
Schedule 4.4:       Financial Statements


                      CROSS REFERENCE SHEET

Each of the following terms is defined in this Agreement in the respective Section referenced adjacent to such term.

Defined Term                                    Section Reference
Agreement                                                Preamble
Area                                               Section 5.5(a)
AA                                               Section 2.5.1(c)
Assumed Obligations                                  Section  1.4
Best Knowledge                                     Section 3.6(b)
Business                                                 Recitals
Buyer                                                    Preamble
Buyer Indemnitee(s)                                   Section 6.2
Buyer's Aggregate Threshold Amount                 Section 6.3(b)
Buyer's Audited Financial Statements                  Section 4.4
Buyer's Current Plan                                  Section 5.8
Buyer's Disclosure Letter                               Section 4
Buyer's Indemnification Cap                        Section 6.3(b)
Buyer's Physical Inventory Count                   Section 2.4(a)
Buyer's Physical Inventory Count Papers            Section 2.4(c)
Buyer's Threshold Amount                           Section 6.3(b)
Buyer's Six Month Financial Statements                Section 4.4
Closing                                               Section 1.6
Contracts                                          Section 1.1(e)
Contract Tangible Net Worth                      Section 2.5.1(a)
Credit Obligations                                 Section 1.5(i)
Disclosed Exceptions                             Sections 3 and 4
Effective Time of Closing                             Section 1.6
Employee Benefit Plans                                Section 3.9
Employee List                                        Section 3.10
Employee Non-Vacation Compensation                   Section 3.10
Environmental Compliance Liability                   Section 3.23
Environmental Conditions                             Section 3.23
Environmental Laws                                   Section 3.23
Environmental Notice                                Section  3.23
Excluded Assets                                       Section 1.2
Excluded Obligations                                  Section 1.5
Escrow Agreement                                      Section 2.3
Final Accounting                                      Section 5.9
Final Tangible Net Worth                         Section 2.5.1(a)
Fixed Assets                                       Section 1.1(c)
GAAP                                               Section 2.4(d)
Gift Certificate Fund                                 Section 5.9
Gift Certificates/Store Credits                    Section 1.5(k)
Hazardous Materials                                  Section 3.23
Holdback Fund                                         Section 2.3
Household Hazardous Waste                    Section 3.23(b)(iii)
Independent Accountant                           Section 2.5.1(d)
Intangible Assets                                  Section 1.1(j)
Interim Date Balance Sheet                       Section 2.5.1(a)
Interim Date Balance Sheet Work Papers           Section 2.5.1(b)
Inventory                                          Section 1.1(b)
Knowledge                                          Section 3.6(b)
Laws                                                 Section 3.13
Leases                                             Section 1.1(a)
Leased Premises                                          Recitals
Licenses and Permits                      Section 1.1(f) and 3.11
Liens                                              Section 1.3(a)
Losses                                                Section 6.2
Monthly Accounting                                    Section 5.9
Nine Month Financial Statements                      Section 3.17
NVB                                                  Schedule 1.2
NVB Franchise                                        Schedule 1.2
Permitted Liens                                    Section 1.3(a)
Person                                             Section 1.5(b)
Post-Closing Access                                   Section 5.4
Post-Closing Adjustment                          Section 2.5.1(a)
Prepaid Expenses                                   Section 1.1(d)
Purchase Price                                        Section 2.1
Purchased Assets                                     Section  1.1
Records                                            Section 1.1(h)
Release                                              Section 3.23
Response Action                                      Section 3.23
Seller                                                   Preamble
Seller Indemnitee(s)                                  Section 6.3
Seller's Aggregate Threshold Amount            Section 6.2(a)(vi)
Seller's Audited Financial Statements                Section 3.17
Seller's Disclosure Letter                            Section 3.2
Seller's Indemnification Cap                   Section 6.2(a)(vi)
Seller's Indemnification Obligation Fund              Section 6.4
Seller's Indemnification Obligations                  Section 6.4
Seller's Threshold Amount                      Section 6.2(a)(vi)
Services Agreement                                    Section 3.2
Store Employees                                       Section 5.8
Stores                                                   Recitals
Subleases                                             Section 3.6
Taxes                                                 Section 3.4
Transfer Taxes                                     Section 1.3(b)
Year End Balance Sheet                           Section 2.5.1(c)
Year End Balance Sheet Work Papers               Section 2.5.1(c)
Year End Date                                    Section 2.5.1(c)

                    ASSET PURCHASE AGREEMENT


      THIS ASSET PURCHASE AGREEMENT is made and entered into this 31st day of December, 1997 (the "Agreement") by and between TREND-LINES, INC., a Massachusetts corporation (the "Buyer"), and GOLF
ACQUISITION   LIMITED   PARTNERSHIP,  a   Massachusetts   limited
partnership (the "Seller").

      WHEREAS, Seller operates thirteen (13) golf and tennis retail stores (the "Stores") located in southern Maine, eastern Massachusetts and southern New Hampshire on premises leased from third parties and set forth on Schedule 1.1(a) (the "Leased Premises"), which offer golf and tennis sporting goods and sportswear (collectively, the "Business"); and

      WHEREAS, Buyer wishes to purchase from Seller, and Seller desires to sell to Buyer, certain of the assets of Seller, including, without limitation, all of the Seller's interests and rights in and under the Leases (as defined herein) and certain related contracts used in conducting the Business, as more fully described herein, it being the intention of Buyer to employ such assets as part of its own business and not to continue Seller's enterprise as such, it being understood that, subject to specific exceptions to the contrary as expressly set forth herein, Buyer shall not be deemed a successor to, or a continuation of, Seller; and

      WHEREAS, subject to the foregoing, Seller desires to sell and Buyer desires to purchase the Purchased Assets (as defined herein), in accordance with the terms, conditions, and agreements hereinafter contained.

      NOW, THEREFORE, in consideration of the mutual premises and the covenants and promises hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

Section  1.    Sale and Purchase of Assets; Related Transactions

      1.1 Sale and Purchase of Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, Seller does hereby agree to sell, convey, transfer and assign to Buyer, and Buyer does hereby agree to purchase and accept from Seller, all right, title and interest of Seller in and to certain of the assets of Seller used in or related to the Business, including, without limitation, the assets described in subsections (a) through (m) hereof, as such assets shall exist at the Effective Time of Closing (as defined herein) (but excluding the Excluded Assets, as defined herein) (collectively, the "Purchased Assets"), free and clear of all Liens, except Permitted Liens (as each such term is defined herein).

           (a)   Leases         Seller's leases of  the  Premises
listed on Schedule 1.1(a), complete copies of which leases have been delivered by Seller to Buyer (the "Leases").

           (b) Inventory. All goods and merchandise (including, but not limited to, tennis and private label tennis and golf equipment and sportswear) held by Seller for sale in the ordinary conduct of Seller's Business, including, but not limited to, packaging materials related thereto (the "Inventory").

            (c)    Fixed  Assets.     All  equipment,   leasehold
improvements, fixtures, motor vehicles, construction in progress, parts, furniture, furnishings, office and computer equipment and other fixed assets and equipment now owned by Seller and used in the Business, other than those constituting Excluded Assets, including, without limitation, any of the following: electric panels, switchboards, lighting equipment, wiring, shelving, office partitions, wall-to-wall carpeting, drapery rods, venetian blinds, window shades, screens, screen doors, storm windows and doors, awnings, shutters, kitchen equipment, fixtures and trade fixtures and telephone and computer systems (the "Fixed Assets").

           (d) Prepaid Expenses. All prepaid obligations and expenses, utility deposits and other items of property of a similar nature benefiting Seller, the Business or the Purchased Assets, excluding any prepaid expenses which Seller shall have terminated as of the Effective Time of Closing or prepaid items, the benefits of which have been fully received by Seller prior to the Effective Time of Closing, to the extent so received by Seller (the "Prepaid Expenses").

            (e) Contracts. All contracts, contract rights, agreements, vendor agreements, purchase orders, sales orders, commitments, supply agreements, and equipment, real estate and other leases (in addition to the Leases set forth on Schedule 1.1(a) in respect of the Business in which Seller has any present or future right or interest prior to or at the Effective Time of the Closing, including, without limitation, those set forth on
Schedule 1.1(e) (the "Contracts").

           (f) Licenses and Permits. All right, title and interest in and to all licenses, permits, approvals, and authorizations including, without limitation, applications therefor, relating to Seller's operation of the Business which are held by or have been granted to, or have been applied for, by Seller, to the extent assignment or transfer is permitted by applicable Law (the "Licenses and Permits").

           (g) Intangible Assets. All right, title and interest of Seller with respect to the Business in and to all inventions, technology, slogans, data, studies, customer lists, supplier lists, advertising lists, restrictive covenants, computer software (including documentation and related object and source codes, indemnity rights, and other intangible assets now used or presently planned to be used by Seller in connection with and relating to the Business and all of the goodwill associated therewith, but excluding therefrom the intangible assets owned directly or indirectly by "NVB" or otherwise related to the "NVB Franchise" (as each such term is defined on Schedule 1.2) (the "Intangible Assets").

           (h) Records and Documents. All books, files, papers, technical and research analyses, sales, marketing and other studies, data and plans, records and other data pertaining to the Business or to Persons employed in respect to the Business (to the extent permitted by Law), or relating to any of the Purchased Assets including, without limitation, all manuals, purchase orders, invoices, items of payment, correspondence, internal memoranda, forecasts, price lists, sales records, personnel records (to the extent permitted by Law), customer lists, financial records and other written or printed materials or materials in any other medium whatsoever relating to any of the foregoing, financial or otherwise (collectively, the "Records") excluding therefrom (a) such Records as Buyer may from time advise Seller to retain, (b) such Records of Seller pertaining to NVB or otherwise related to the NVB Franchise, and (c) such Records of Seller pertaining to partnership matters of its limited or general partners and similar documents not material to the operations of Seller.

          (i) Goodwill. All of the goodwill of the Business and the operation thereof, but excluding therefrom the goodwill associated with or owned directly or indirectly by NVB or otherwise related to the NVB Franchise and those other items that are set forth on Schedule 1.2.

          (j) Warranties. All warranties and guaranties made to or in favor of the Seller or with respect to the Purchased Assets and any components thereof.

            (k)  Deposits.   All deposits made by  customers  for
goods, merchandise or services not yet delivered or rendered as of the Effective Time of Closing.

      1.2 Excluded Assets. Anything to the contrary herein provided notwithstanding, the Purchased Assets shall not include the assets listed on Schedule 1.2, all of which shall be retained by Seller (the "Excluded Assets") and shall not be sold, assigned, transferred, conveyed or delivered to Buyer.

     1.3  Method of Conveyance

           (a) Upon payment of the Purchase Price, less the amount of the Holdback Fund described in Section 2.3, the sale, transfer, conveyance, assignment and delivery by Seller of the Purchased Assets to Buyer in accordance with Section 2 shall be effected as of the Effective Time of Closing by Seller's execution and delivery of one or more bills of sale, assignments, and other instruments of conveyance and transfer, as Buyer reasonably deems necessary to vest in Buyer good and clear record and marketable title to, the Purchased Assets, free and clear of any and all liens, encumbrances, claims, charges, security interests, rights of Seller and any third party, rights of redemption, equities, and any other restrictions of any kind or nature whatsoever, including any leases, escrows, options, security or other deposits, rights of redemption, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements (collectively, "Liens"), except for (i) Liens for current taxes not yet due, (ii) undetermined and inchoate Liens arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Law (as defined herein) or of which written notice has not been duly given in accordance with applicable Law or which, though filed or registered, relate to obligations not due or delinquent,
(iii)  Liens,  if  any,  which  are  specifically  identified  in
Schedule 1.3(a), (iv) Liens, if any, created by Buyer, and (v) Liens which are or which relate only to the Assumed Obligations (collectively, "Permitted Liens").

           (b) Seller shall be responsible for and shall pay all transfer taxes, recording fees and documentary stamps (collectively, "Transfer Taxes"), payable by reason of the purchase and sale of the Purchased Assets to Buyer, assignment of the Leases to Buyer or Buyer's assumption of the Assumed Obligations hereunder.

          (c) Seller covenants and agrees that if either (i) any of the Purchased Assets cannot be transferred or assigned by Seller without the consent of or notice to a third party and in respect of which any necessary consent or notice has not been obtained or given as of the Effective Time of Closing, or (ii) any of the Purchased Assets are non-assignable in their nature, Seller hereby transfers to Buyer all of Seller's beneficial interest in and to the same, in any event, and Seller covenants and agrees, (x) to hold such Purchased Assets in trust for, and for the benefit of, Buyer; and (y) to use its best efforts to obtain and secure and will have obtained and secured such consent within thirty (30) days of the date hereof and to give such notice as may be required to effect valid transfer(s) or assignment(s) of such Purchased Assets; and (z) to make or complete such transfer(s) or assignment(s) as soon as possible.

      1.4 Assumed Obligations. On the terms and subject to the conditions set forth in this Agreement, Buyer does hereby agree to assume and, subject to all rights of offset, defenses, causes of action, counterclaims and claims of any nature against third parties that may be available to Buyer in respect of the Assumed Obligations, does hereby agree to satisfy and discharge, as the same shall become due, without duplication (a) all of Seller's obligations under the Contracts and the Leases which are specifically identified in Schedule 1.4, and are assigned to Buyer at Closing, if and to the extent assignable, but only to the extent any such obligations arise and accrue after the Effective Time of Closing and then only in respect of events and time periods occurring after the Effective Time of Closing; (b) all of Seller's obligations under all Licenses and Permits which are transferred to Buyer hereunder, if and to the extent transferable, but only to the extent any such liabilities and obligations accrue after the Effective Time of Closing and then only in respect of events and time periods occurring after the Effective Time of Closing; (c) all trade payables which arise in connection with the operation of the Business and which are specifically identified in Schedule 1.4, and are assumed by Buyer at Closing; and (d) all of Seller's obligations under those Accounts Payable, Accrued Liabilities, Sales Taxes Payable and Gift Certificate Liabilities which in each case are specifically included and reflected on the Closing Date Balance Sheet of Seller, as described in Section 2.5 and delivered to Buyer thereunder, and which are assumed by Buyer at Closing (collectively, the "Assumed Obligations").

      1.5 Excluded Obligations. Buyer is not assuming, and Seller shall remain fully responsible for, all past, present and future indebtedness, liabilities, obligations, contracts and commitments of Seller and any predecessors in interest of the Business, known or unknown, fixed or contingent, whether arising out of or resulting from the Business or the assets thereof, or otherwise, that are not included and reflected on the Year End Balance Sheet or that are not otherwise Assumed Obligations (collectively, the "Excluded Obligations"). Without limiting the foregoing, the Excluded Obligations shall include, but not be limited to, any and all liabilities arising from or related to:

          (a) the negligent acts or omissions of Seller, whether in tort or otherwise;

           (b) product liability or similar claims for injury to any person, corporation, association, partnership, limited liability company, joint venture, organization, business, individual, government or any agency or political subdivision thereof or any other entity (a "Person") or property with respect to products purchased or sold by Seller prior to the Effective Time of Closing;

           (c) any liability of Seller for Taxes (other than Sales Tax Payable which are specifically included and reflected on the Year End Balance Sheet or real and personal property taxes levied on property of Seller used in connection with the Business and which are subject to the Closing Apportionments in accordance with Section 5.1 hereof);

            (d)    any   suits,   actions,  or  claims   alleging
infringement by Seller, prior to Closing, of patents, trademarks, trade names or other intellectual property rights held by others;

           (e)   any  liability in respect of  any  Environmental
Condition or any Environmental Compliance Liability;

           (f) any warranty (whether or not provided by any manufacturer or vendor) or other contingent liability with respect to (iii) products purchased or sold by Seller prior to the Effective Time of Closing or (iv) services provided by Seller prior to the Effective Time of Closing;

           (g) any liability for commitments made by Seller relating to the employment, relocation or termination (including, but not limited to, severance pay) of any employee, officer or agent of Seller;

          (h)  any liability owed to NVB or in respect of the NVB
Franchise;

          (i) any liability in respect of that certain Revolving Loan, Term Loan and Security Agreement between Seller and Greyhound Financial Corporation, dated as of June 30, 1994, and all of "Borrower's Obligation" (as defined thereunder) thereunder and related Loan Documents (collectively, the "Credit Obligations"), all of which have been satisfied and discharged contemporaneously with the Closing;

          (j) any debts, liabilities or obligations of Seller or its Affiliates which conflict with or are contrary to the representations and warranties of Seller set forth in this Agreement or which are covered by Seller's indemnity provided for in Section 6.2;

            (k)   any  undisclosed  liability,  indebtedness   or
obligation existing in respect to any Contract or Lease which, although comprising a part of the Assumed Obligations pursuant to
Section 1.4, is not revealed or reasonably contemplated by the terms of the Contracts or Leases furnished to Buyer, the Schedules to this Agreement or otherwise disclosed with specificity in writing to Buyer, other than gift certificates and store credits issued by Seller prior to the Effective Time of Closing, all or a portion of which items shall be covered by the Gift Certificates Fund as provided for under Section 5.9 (collectively the "Gift Certificates/Store Credits"); and

           (l) any other suits, actions or claims (excluding therefrom claims arising from Gift Certificates/Store Credits
(which shall be covered by the provisions of Section 5.9 in respect of the Gift Certificates Fund) and customer returns made after the Effective Time of Closing for merchandise purchased prior to such Effective Time of Closing (which shall be reflected on the Year End Balance Sheet in accordance with GAAP, consistently applied, and Section 5.3) against Seller.

       All   Excluded   Obligations   shall   remain   the   sole
responsibility of Seller, and Seller agrees to indemnify, in accordance with Section 6.2 hereof, Buyer from and against, any and all such indebtedness, obligations and liabilities.

      1.6 Effective Time of Closing. The closing (the "Closing") of the transactions contemplated by this Agreement has occurred contemporaneously with the execution and delivery of this Agreement and shall be deemed to be effective for all purposes as of 12:00 p.m. December 31, 1997 (the "Effective Time of Closing").

Section 2.     Purchase Price.

      2.1 Purchase Price. Subject to the adjustment provisions of Section 2.5, and upon the terms and subject to the conditions contained in this Agreement, Seller does hereby convey, transfer, assign and deliver to Buyer the Purchased Assets in exchange for
(a) Buyer's assumption of the Assumed Obligations; and (b) Buyer's payment to Seller of the aggregate purchase price (the "Purchase Price"), which shall be equal to the sum of (i) the Tangible Net Worth of Seller (as defined herein) plus (ii) $6,000,000.

     2.2 Payment of the Purchase Price. Buyer does hereby tender to Seller the Purchase Price, less the amounts set forth in
Section 2.3 (the "Holdback Fund") and in Section 6.4 (the "Seller's Indemnification Obligations Fund"), respectively, the payment of which shall be effected by wire transfer in immediately available funds on or before 2:00 p.m. on January 6, 1998, subject to subsequent adjustment, if any, pursuant to
Section 2.5. The amount so paid on January 6, 1998, subject to subsequent adjustment, has been derived in the manner reflected on Schedule 2.2.

      2.3 Holdback Funds Escrow. A portion of the Purchase Price, in the amount of $250,000, shall constitute the Holdback Fund and shall be held by the law firms of Robinson & Cole LLP and Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
(collectively, the "Escrow Agents") in an interest bearing account (the "Holdback Fund"), under an Escrow Agreement of even date herewith by and among Buyer, Seller and the Escrow Agents (the "Escrow Agreement"), to fund the Post-Closing Adjustment, which Escrow Agreement shall also provide for the separate holding and disbursement of funds for the Seller's Indemnification Obligations and the Gift Certificates Fund, respectively, and shall be disbursed pursuant to and in accordance with the terms of Section 2.5 and the Escrow Agreement.

     2.4 Determination of Inventory. The quantity and valuation of the Inventory shall be determined as follows:

           (a) The value of the Inventory as of the Effective Time of Closing shall be determined from the books and records of Seller. A physical inventory was taken after the close of business on December 30, 1997 and completed prior to 11:59 p.m. on December 31, 1997, and the books and records of Seller shall be adjusted for Inventory quantities as of December 31, 1997, and such Inventory shall be valued in accordance with paragraph (b) of this Section 2.4. Such physical inventory was conducted by Seller's representatives at Seller's expense subject to review by Buyer's representatives at Buyer's expense. Notwithstanding any provision herein to the contrary, Buyer shall conduct its own physical inventory with the assistance of RGIS ("Buyer's Physical Inventory Count") at the Stores and shall use its best commercial efforts, including, but not limited to, diverting RGIS personnel from performing inventory counts at Buyer's other retail stores, to cause such Count to be completed by the close of business on January 10,1998. Any difference (positive or negative) between the value of the Inventory as based on Buyer's Physical Inventory Count and the Seller's perpetual Inventory shall be reflected by an adjustment, positive or negative, as the case may be, in the Inventory to be reflected on the Year End Balance Sheet; and the expenses incurred to perform the Buyer's Physical Inventory Count shall be paid by Buyer and Seller in equal shares.

          (b) Buyer shall use its best efforts to cause RGIS to give priority to performing Buyer's Physical Inventory Counts at the Westwood, Woburn, Framingham, Boston, Nashua, New Hampshire and Salem, Massachusetts Stores. Until all Buyer's Physical Inventory Counts are completed, Buyer shall exercise all commercially reasonable efforts to protect and afford security to the Inventory and shall prohibit access by any person during non-business hours to any Store as to which the Buyer's Physical Inventory Count is not complete (and Buyer shall afford Seller, at its request, access to alarm company records to check store access events during non-business hours).

      Pursuant to agreement with the Buyer, Seller intends to retain and place in Stores for which the Buyer's Physical Inventory Count is not completed, Cambridge Associates' inventory security personnel who shall act as agents of the Seller to observe the Buyer's Physical Inventory Count and to ensure the security and integrity of the Inventory. In connection with such activities, such inventory security personnel may, among other things, observe registers, check sales receipts for merchandise removed from any Store, and monitor store-room and loading dock activities. The Buyer shall cooperate with the inventory security personnel in connection with such efforts.

           (c) At the time the Buyer's Physical Inventory Count is complete, a copy thereof shall be delivered to Buyer together with other relevant documents in connection with the preparation of such Count (collectively, the "Buyer's Physical Inventory Count Papers"). Unless Seller provides written notice of a specific objection to the Buyer's Physical Inventory count before the close of business on the second Business Day after the date of Seller's receipt of the Buyer's Physical Inventory Count Papers, such Buyer's Physical Inventory Count shall become binding upon Buyer and Seller and will form the basis of the computation under the third sentence of Section 2.4(a). If Buyer, by written notice to Seller before the close of business on such second Business Day objects to the Buyer's Year End Inventory Count, then those aspects as to which the specific objection was made shall not become binding. Buyer and Seller will discuss such objection and, if they reach written agreement concerning the aspects as to which objection was made, then the terms of such Agreement, and the aspects of the Buyer's Physical Inventory Count not objected to, shall be binding upon Buyer and Seller and will form the basis for the computation under the third sentence of Section 2.4(a). If a written agreement is not reached within two (2) Business Days after Seller gives notice of an objection, then those aspects of Buyer's Physical Inventory Count or the entire Buyer's Physical Inventory Count, as applicable, as to which objection is made shall be submitted to RGIS for another and final physical count. RGIS shall be requested to perform its physical account and to submit a written report of the same within two (2) Business Days of instructions to such effect from Buyer and Seller provided that such instruction shall be limited to the scope of the matters as to which Buyer and Seller have not reached agreement pursuant to the second preceding sentence. Such final physical count shall be deemed to be not appealable and binding upon Buyer and Seller and will form the basis for the computation under the third sentence of Section 2.4(a). All of the fees and disbursements of RGIS shall be shared equally by Buyer and Seller.

           (d) The Inventory reflected on the Interim Date Balance Sheet was valued, and the Inventory to be reflected on the Year End Balance Sheet (as defined herein) shall be valued, at the lower of cost (on a first-in, first-out basis) or market in accordance with generally accepted accounting principles ("GAAP"), consistently applied, provided, however, that in no event shall the reserve for inventory (the "Inventory Reserve") to be reflected thereon exceed $50,000 even if it would be inconsistent with GAAP.

           (e) Any disagreement regarding the quantity or value of the Inventory, or both, shall be resolved in the manner and at the time described in Section 2.5.1.

     2.5  Post-Closing Adjustment.

      2.5.1 (a) The Purchase Price will be adjusted (the "Post-Closing Adjustment"), dollar for dollar following the Effective Time of Closing (i) to the extent that the Tangible Net Worth of Seller as of December 31, 1997 (the "Final Tangible Net Worth") shown upon the Year End Balance Sheet differs from the Tangible Net Worth of Seller at November 30, 1997 (the "Contract Tangible Net Worth") shown upon the Interim Date Balance Sheet of Seller dated as of November 30, 1997 (the "Interim Date Balance Sheet") attached to Schedule 2.5.1(a).

          (b) For purposes of this Agreement, Tangible Net Worth shall mean total assets (other than Excluded Assets) less intangible assets (including, but not limited to, the intangible assets owned directly or indirectly by NVB or otherwise related to the NVB Franchise) less total liabilities (other than Excluded Obligations) as reflected on the Interim Date Balance Sheet and on the Year End Balance Sheet, respectively. In determining Tangible Net Worth, except for the Inventory Reserve and except for the application of Section 5.3, there should be no deduction for any Inventory which is determined not to be salable in the ordinary course of business as previously conducted by Seller. The Interim Date Balance Sheet was prepared by Seller and delivered to Buyer prior to the date hereof, and Seller has made available to Buyer all of Seller's work papers and other relevant documents in connection with the preparation of the Interim Date Balance Sheet (collectively, the "Interim Date Balance Sheet Work Papers").

          (c) The Tangible Net Worth, as of December 31, 1997 (the "Year End Date"), shall be determined by Seller and reflected on the Balance Sheet of Seller dated as of the Year End Date (the "Year End Balance Sheet"). As promptly as possible and in any event within sixty (60) days after the date hereof, Seller shall prepare the Year End Balance Sheet, with the assistance and cooperation of Buyer, which Year End Balance Sheet shall be audited and accompanied by a report from Arthur Andersen LLP ("AA"), Seller's independent certified public accountants, which shall state, among other things, that the Year End Balance Sheet, as of the Year End Date, fairly represents, in all material respects, the financial position of Seller as of the Year End Date, in conformity with GAAP consistently applied. At the time the Year End Balance Sheet is delivered to Buyer, Seller shall make available to Buyer all of Seller's work papers and other relevant documents in connection with the preparation of the Year End Balance Sheet (collectively, the "Year End Balance Sheet Work Papers"). Buyer shall pay AA for its fees in connection with auditing the Year End Balance Sheet and Seller shall reimburse Buyer for such portion of such fees as shall be equal to the amount paid by Seller to AA for the audit of Seller's 1996 Audited Financial Statements against receipt of reasonable evidence as to the payment of such fees by Seller.

          (d) Unless Buyer provides written notice of a specific objection to the Year End Balance Sheet before the close of business on the tenth (10th) Business Day after the date of Buyer's receipt of the Year End Balance Sheet and the Year End Balance Sheet Work Papers, such Year End Balance Sheet shall become binding upon Buyer and Seller and will form the basis of the computation under Section 2.5.2. If Buyer, by written notice to Seller before the close of business on such tenth (10th) business day, objects to the Year End Balance Sheet, then those aspects as to which the specific objection was made shall not become binding. Buyer and Seller will discuss such objection and, if they reach written agreement concerning the aspects as to which objection was made, then the terms of such agreement, and the aspects of the Year End Balance Sheet not objected to, shall be binding upon Buyer and Seller and will form the basis for the computation under Section 2.5.2. If a written agreement is not reached within ten (10) business days after Buyer gives notice of an objection, then those aspects as to which objection is made shall be submitted to Deloitte Touche LLP (Boston Office) (the "Independent Accountant"), whose fees and disbursements shall be shared equally by Buyer and Seller. The Independent Accountant shall resolve the dispute and submit a written statement of such resolution, provided, that the review of the Independent Accountant will be restricted as to scope to address only those matters as to which Buyer and Seller have not reached agreement pursuant to the second preceding sentence. Such written statement, together with those aspects of the Year End Balance Sheet not objected to, shall become final, non-appealable and binding upon Buyer and Seller and will form the basis for the computation under Section 2.5.2. In the event that Deloitte Touche LLP (Boston Office) is unable or refuses to serve as the Independent Accountant and in the event the parties are unable to agree upon another Independent Accountant, the Independent Accountant shall be chosen by the Resident Manager of the Boston Office of AA.

     2.5.2 (a) If the Contract Tangible Net Worth is greater than the Final Tangible Net Worth, then the difference shall be subtracted from the Holdback Fund and if the amount of such deficiency is greater than the amount of the Holdback Fund, Seller shall pay to Buyer an amount equal to such deficiency. Payment shall be made not more than ten (10) Business Days following the determination of the Final Tangible Net Worth pursuant to Section 2.5.1 hereof in the manner described above, and such amount (exclusive of the interest accrued with respect to the Holdback Fund while it was held in the Holdback Escrow) shall bear interest from the date hereof to the date of payment at the rate of eight percent (8%) per annum for up to the first twenty-one (21) Business Days following the date the Seller's books are closed and made available to the Independent Accountant for purposes of the Independent Accountant beginning its audit work in respect of the Year End Balance Sheet and at the rate of twelve (12%) percent per annum thereafter. If the amount to be deducted from the Holdback Fund is less than the full amount thereof, Buyer shall direct the Escrow Agents to promptly pay the balance thereof (including any accrued but unpaid interest) to Seller in accordance with the provisions of the Escrow Agreement.

      (b) If the Contract Tangible Net Worth is less than the Final Tangible Net Worth, then the difference, plus the amount of the Holdback Fund (including the interest accrued with respect tot he Holdback Fund while it was held in the Holdback Escrow) shall be paid to Seller not more than ten (10) Business Days following the determination of the Final Tangible Net Worth pursuant to Section 2.5.1 hereof in the manner described above, and the amount of such difference shall bear interest from the date hereof to the date of payment at the rate of 8% per annum for up to the first twenty-one (21) Business Days following the date the Seller's books are closed and made available to the Independent Accountant beginning its audit work in respect of the Year End Balance Sheet and at the rate of twelve percent (12%) per annum thereafter.

      (c) Schedule 2.5.2(c) sets forth a series of computation examples to illustrate the provisions set forth in this paragraph. For purposes of this Agreement, the term "Business Day" shall mean any day which is not a Saturday, Sunday, or a day on which banks in the City of Boston, Massachusetts are required by law, executive order or governmental decree to be closed.

      2.6 Allocation. Seller and Buyer agree that the Purchase Price shall be allocated among the Purchased Assets first, dollar for dollar to reflect the applicable book values of the total assets as reflected on the Closing Date Balance Sheet (other than Excluded Assets and intangible assets) and second to goodwill. Seller further agrees to cooperate with Buyer in completing and delivering to Buyer or the Internal Revenue Service such information concerning the determination of the purchase price as may be required pursuant to the Internal Revenue Code.

Section 3.     Representations and Warranties of Seller

           To induce Buyer to execute and deliver this Agreement and to consummate the transactions contemplated hereby, except as set forth (the "Disclosed Exceptions") in the disclosure letter delivered to Buyer by Seller on or prior to the date of the execution hereof (the "Seller's Disclosure Letter"), which is hereby made an integral part of this Agreement as if fully set forth herein, Seller hereby makes each of the representations and warranties set forth in this Section 3, each of which shall survive the execution and delivery to the extent set forth in
Section 6, all of which are material and have been relied upon by the Buyer and each of which shall be true and correct in all respects as of the date hereof. References to Schedules in this
Section 3 shall be deemed to refer to the Schedules set forth in the Seller's Disclosure Letter, unless otherwise indicated. Seller hereby represents and warrants to Buyer as follows:

      3.1 Organization and Qualification. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Seller has all requisite power and authority to own those properties and conduct those businesses presently owned or conducted by it, and is duly qualified to do business as it is now being conducted and is in good standing as a foreign limited partnership in each other jurisdiction where the property owned, leased or used by it or the conduct of its business makes such qualification necessary.

      3.2 Authorization; No Restrictions, Consents or Approvals. Seller has full power and authority to enter into and perform this Agreement and the Services Agreement dated as of the date hereof and executed and delivered by Seller and Buyer (the "Services Agreement") and all partnership and partner action necessary to authorize the execution and delivery of this Agreement and the Services Agreement and the performance by it of its obligations hereunder and thereunder has been duly taken. Each of this Agreement and the Services Agreement has been duly executed by Seller and constitutes the legal, valid, binding and enforceable obligation of Seller, enforceable against Seller in accordance with its terms. The execution and delivery of this Agreement and the Services Agreement and the sale of the Purchased Assets and the consummation of the transactions contemplated herein and therein, do not (i) conflict with or violate any of the terms of the Limited Partnership Agreement of Seller or any applicable Law which would have a Material Adverse Effect, (ii) result in the creation or imposition of any Lien on any of the Purchased Assets, (iii) conflict with, or result in or constitute a default under or breach or violation of or grounds for termination of, any license, permit or other governmental authorization to which Seller is a party or by which Seller may be bound, or result in the violation by Seller of any Law to which Seller or any assets of Seller may be subject, which would materially adversely affect the Purchased Assets or the transactions contemplated herein and therein. Except as set forth in Schedule 3.2, no authorization, consent or approval of, notice to, or filing with, any public body or governmental authority or any other person is necessary in connection with the execution and delivery by Seller of this Agreement, the Services Agreement or the performance by Seller of its obligations hereunder or thereunder. For purposes of this Agreement, the term "Material Adverse Effect" with respect to the Seller shall mean any change, effect or circumstance that, individually or when taken together with all other changes, effects or circumstances that have occurred prior to the date hereof or is reasonably likely to be materially adverse to (i) the Purchased Assets or
(ii) Buyer's title to the Purchased Assets or (iii) the transactions contemplated herein and the Services Agreement..

      3.3  Absence of Certain Changes.  Except to the extent  set forth on Schedule 3.3, since November 30, 1997, there has not been any material adverse change, or to Seller's Knowledge development involving a prospective material adverse change, with respect to the Purchased Assets including, but not limited to,
(i) any damage or destruction or property loss whether or not covered by insurance, materially and adversely affecting the Purchased Assets, (ii) any increase in the compensation or bonus, incentive compensation, profit sharing, retirement, insurance, medical reimbursement or other employee benefit plan or arrangement payable or owed or to become payable or owed by Seller with respect to the Store Employees (as defined herein), other than increases made on the basis of historical practice and in the ordinary course of business and compensation increases attendant to promotions and falling within the normal range for the new position (iii) any release or waiver of any material right or claim of Seller with respect to any of the Leases, Contracts or the Licenses and Permits, (iv) any Lien on any of the Purchased Assets, or (vi) any material change by Seller in accounting principles or methods.

      3.4 Taxes. Seller with respect to the Business has timely-filed (timely being understood to include all properly granted extensions) all returns required to be filed by it with respect to all federal, state and local and foreign income, payroll, withholding, excise, sales, personal property, use, business and occupation, franchise and occupancy, real estate or other taxes (all of the foregoing taxes including interest and penalties thereon and including estimated taxes, being hereinafter collectively, the "Taxes") and has paid all Taxes which are shown to have become due pursuant to such returns and has paid all other Taxes for which it has received a notice of assessment or demand for payment or has otherwise been made aware of a deficiency. All such returns or reports are true and correct in all material respects.

      3.5 Ownership of Purchased Assets. Subject to the Sale to Buyer pursuant to this Agreement, Seller is the owner of, and holds good and clear record and marketable title to, the Purchased Assets free and clear of any Liens, except Permitted Liens, if any. Seller does hereby transfer to the Buyer good and clear marketable title (and, to Seller's Knowledge with respect to leasehold interests under the Leases, insurable at normal rates with respect to the tangible assets constituting part of the Purchased Assets), under all applicable Laws, in and to all of the Purchased Assets, free and clear of all Liens, except Permitted Liens.

      3.6 Leases; Exclusive Possession; Not in Default. (a) Seller enjoys exclusive, peaceful and undisturbed possession under the Leases (subject to the provisions thereof) and personal property leases constituting part of the Purchased Assets to which Seller is a party. Seller has posted security deposits for the performance of its obligations under the Leases as set forth on Schedule 1.1(a), and, to the best of Seller's Knowledge, there are no claims or charges against such security deposits which have been asserted or, for which there exists a legal basis for such assertion. With respect to the Leases and such personal property leases, the consent of only the landlords and those lenders under financing documents identified as Contracts on
Schedule 1.4 have been required for and have been obtained by Seller to consummate the transactions required by this Agreement and the same do not breach, or constitute a default of, such leases. Schedule 1.1(a) contains a list of the Leases covering the Stores, and any subleases (the "Subleases") thereunder as to which Seller is lessor, sublessee or sublessor. A copy of each such Lease and Sublease has been provided to Buyer. No other real property (owned or leased) is used in connection with the Business. No partner of Seller, nor any Affiliate of Seller, owns directly or indirectly, in whole or in part, any of the real properties described on Schedule 1.1(a) or any interest therein. Seller is not in default with respect to any term or condition of any Lease, nor, to the best Knowledge of Seller, has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder, would cause the acceleration of any obligation of Seller or the creation of a Lien, except as provided on Schedule 3.2, or interfere with Seller's right to occupy any leasehold, which default or acceleration would have a material adverse effect on the Purchased Assets taken as a whole. For purposes of this Agreement, the term "Affiliate" means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event, without limitation of the foregoing, any Person owning 10% or more of the voting securities of another Person shall be deemed to control that Person.

            (b)    For  purposes  of  this  Agreement,  the  term
"Knowledge" or "Best Knowledge" shall mean, (a) with respect to Seller, the actual knowledge of any of the individuals listed on
Schedule 3.6(b)(i) and (b) with respect to Buyer, the actual knowledge of any of the individuals listed on Schedule 3.6(b)(ii). Neither the listing nor description of any item or matter in any Schedule, Exhibit or Annex hereto, nor the furnishing or availability for review of any document referred to herein, and any Agreement, Instrument or Document given in connection herewith, or in any such Schedule, Exhibit or Annex shall be construed to modify, qualify or disclose an exception to any representation or warranty, except solely to the extent that such representation or warranty relates to the existence or non-existence of the item, matter or document itself.

      3.7 Contracts and Other Documents. Schedule 1.1(e) sets forth a complete listing or description of all Contracts (excluding from such listing or descriptions (i) purchaser orders of merchandise ordered in the ordinary course of business and
(ii) contracts which do not involve payment or receipt of more than $10,000) to which Seller is a party in connection with the Business. Each of the Contracts is valid, binding and enforceable in accordance with its terms, and is in full force and effect; there are no existing defaults on the part of Seller or, to the best of Seller's Knowledge, any other party, under any Contract, and no event of default under any such Contract has occurred and is continuing which (whether with or without the giving of notice, lapse of time or both, or the happening of any other event) would constitute a default under such Contract; each such Contract will, subject to obtaining any applicable consent continue to be in full force and effect on the same terms and conditions without the need for any action on the part of Buyer except for Buyer's performance of the Assumed Obligations; to the best of Seller's Knowledge, each such Contract reflects the complete understanding among the parties thereto; and complete copies of each such Contract including all amendments thereto, have been delivered to Buyer at or prior to the date hereof. Seller's interest in each of the Contracts is free and clear of all Liens (other than any created by Buyer). Except for those Contracts which are listed on Schedule 1.1(e), or which have been entered into by Seller in the ordinary course of business and do not involve payment or receipt of more than $10,000, Seller is not a party to any Contract or similar document. Neither Seller nor, to the best of Seller's Knowledge, any other party is in default under any Contract.

      3.8 Labor Difficulties. Except as set forth in Schedule 3.8, to the best of Seller's Knowledge, with respect to the
Business (i) Seller is not a party to a union agreement or collective bargaining agreement and no attempt to organize any Store Employees of Seller has been made, proposed or threatened;
(ii) there is no labor strike, formal dispute, formal grievance, arbitration proceeding, general slowdown or stoppage, or charge of unfair labor practice pending before a court, regulatory body or arbitration tribunal, or, to the best of Seller's Knowledge, threatened against or affecting the Purchased Assets or the Business, and no event has occurred which would constitute reasonable grounds for such a strike, dispute, grievance, proceeding or charge; (iii) no union representation question exists respecting any Store Employees of Seller; (iv) there are no charges or complaints of discrimination pending before the United States Equal Employment Opportunity Commission or any other federal, state, local or foreign agency or tribunal against Seller; (v) Seller does not presently employ, and at no time during the past year did it employ, any illegal alien; and (vi) Seller is in compliance with all federal, state and local labor and employment-related Laws.

       3.9 ERISA; Employee Benefit Plans. Seller does not currently sponsor or maintain and has not at any time since September 2, 1974 sponsored or maintained any qualified or nonqualified "employee pension plan" as that term is defined in
Section 3(2) of ERISA. Seller does not currently sponsor or maintain with respect to its Store Employees any plan or any type of benefit offered under any arrangement subject to characterization as an "employee welfare benefit plan" within the meaning of Section 3(3) of ERISA (collectively referred to as the "Employee Benefit Plans") other than as reflected on the Employee List. Seller has not received any written notice of noncompliance, and to Seller's Knowledge, Seller is in compliance with all terms of the Employee Benefit Plans and with ERISA, and all other applicable Laws as they affect Seller and its Store Employees, except to the extent that failure to comply would not have a Material Adverse Effect. Seller has not received written notice of, and to Seller's Knowledge there are no demands by any Store Employee (or beneficiary or dependent of any Store Employee) for benefits, except those benefits pending payment or satisfaction in the ordinary course of business.

      3.10 Employees. Seller has delivered to Buyer an accurate and complete list (the "Employee List") of: (i) the names and current salaries or wage rate and Employee Benefit Plans benefits, as applicable, of all of Seller's employees, including but not limited to, the Store Employees. Except as set forth on the Employee List, there are no bonuses, profit sharing, incentives, commissions or other compensation of any kind, including severance benefits (collectively "Employee Non-Vacation Compensation") due to or expected by present or former employees of Seller with respect to the Business as of the date hereof which have not been fully paid prior to such date or are expected to be paid by Seller within thirty (30) days hereafter. All accrued vacation time and pay earned by the Store Employees (and such of Seller's non-Store Employees who become employees or independent consultants of Buyer) prior to and subsequent to December 31, 1997, shall be timely paid or awarded or credited, as the case may be, by Buyer in accordance with Buyer's customary employee benefit plans, policies, programs and arrangements maintained by Buyer for its own comparable employees.

      3.11 Licenses and Permits. To Seller's Knowledge, Seller has obtained, has fully paid for, and has in full force and effect all such licenses, franchises, permits, approvals, certificates, certifications and other authorizations from all applicable governmental authorities which have been material and necessary for the conduct of the Business as currently conducted and the ownership, use, occupancy and operation of the Purchased Assets and the Leased Premises or otherwise relating to the Store Locations (the "Licenses and Permits"). To Seller's Knowledge, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the revocation, cancellation, suspension, modification, or limitation of any of such Licenses and Permits and will not give to any Person any right to revoke, cancel, suspend, modify, or limit any of such Licenses and Permits. To Seller's Knowledge, all such Licenses and Permits are transferable to Buyer.

     3.12      INTENTIONALLY OMITTED.

      3.13       Compliance With Law.  Except  as  set  forth  in
Schedule 3.13, with respect to the Purchased Assets and the Leased Premises, Seller has at all times operated in compliance in all material respects to the extent necessary with all applicable federal, state, local, or other laws, rules, regulations, guidelines, orders, injunctions, building and other codes, ordinances, permits, licenses, authorizations, judgments, decrees of federal, state, local, foreign or other authorities, and all orders, writs, decrees and consents of any governmental or political subdivision or agency thereof, or any court or similar Person established by any such governmental or political subdivision or agency thereof (collectively, the "Laws"), including but not limited to all applicable Laws relating to the safe conduct of business, employment discrimination, wages and hours, employment of illegal aliens, collective bargaining, the payment of withholding and social security taxes, product labeling, antitrust, consumer protection, occupational safety and health, consumer product safety, the importation of goods and product liability, except to the extent that failure to comply would not have a Material Adverse Effect; and to Seller's Knowledge, no event has occurred which would constitute reasonable grounds for a claim that non-compliance has occurred or is occurring.

      3.14 Intangible Assets. Seller owns all rights and interest to or possesses valid and binding licenses or other rights to use the Intangible Assets free and clear of all Liens (other than Permitted Liens) or distribution rights. Seller is not required to pay any royalty, license fee or similar compensation with respect to the Intangible Assets in connection with the current or prior conduct of its Business. No written claims have been asserted by any Person with respect to the use of the Intellectual Property or Intangible Assets by Seller. To Seller's Knowledge, no Person is infringing upon the Intangible Assets. No Person, other than Seller, owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any Intangible Asset.

      3.15       Pending  Litigation.  Except  as  set  forth  in
Schedule 3.15, with respect to the Business, the Leased Premises and the Contracts, there are no actions, suits, claims, enforcement actions, or proceedings pending or threatened against Seller or any Person by reason of it or he being a director, shareholder, or officer of Seller, whether at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which, if adversely determined, would have a Material Adverse Effect nor is there outstanding any writ, order, decree, or injunction applicable to Seller that (i) calls into question Seller's authority or right to enter into this Agreement and consummate the transactions contemplated hereby, or (ii) would otherwise prevent or delay the transactions contemplated by this Agreement.

      3.16 Customer List. Seller has delivered to Buyer a copy of Seller's most complete customer list with respect to the Business.

      3.17       Financial Statements.  Schedule 3.17 sets  forth
(a) the audited financial statements as of December 31, 1996, which include the balance sheet of Seller as of December 31, 1996, statement of operations and retained earnings of Seller for the fiscal year ended December 31, 1996, and statement of changes in financial position of the Business for the fiscal year ended December 31, 1996, together with the related notes thereto, including the report thereon of Seller's independent certified public accountant, AA (collectively, the "Seller's Audited
Financial  Statements"),  (b) and an  interim  unaudited  balance sheet  of  Seller  as  of September 30, 1997,  and  an  unaudited statement of operations and retained earnings and an unaudited statement of changes in financial position of Seller for the nine month period then ended (collectively, the "Nine Month Financial Statements") and (c) the Unaudited Interim Date Balance Sheet of Seller as of November 30, 1997. The Seller's Audited Financial Statements and the Nine Month Financial Statements are complete and correct and fairly present the financial condition of Seller as of the dates thereof and the results of its operations for the fiscal years and periods ended on such dates. The Seller's Audited Financial Statements and Nine Month Financial Statements have been prepared in accordance with GAAP, consistently applied. To Seller's Knowledge, the Interim Date Balance Sheet as of November 30, 1997 fairly presents, in all material respects, the financial condition of Seller as of the Interim Date in conformity with GAAP, consistently applied with those used in preparation of the Seller's Audited Financial Statements, and provides the basis for calculating the Tangible Net Worth of Seller as of such date.

     3.18      INTENTIONALLY OMITTED.

     3.19 Inventory. All Inventory of Seller's Business was acquired and has been maintained in the ordinary course of
Seller's Business and, except to the extent reserves have been accrued on the Interim Date Balance Sheet in accordance with past custom and practice of Seller, is of good and merchantable quality and consists substantially of a quality, quantity and condition saleable in the ordinary course of Seller's Business. Seller is not under any liability or obligation with respect to the return of any Inventory in the possession of wholesalers or retailers. All inventory items shown on the Interim Date Balance Sheet are, and those that are existing at the Closing will be, priced on the first-in, first-out (FIFO) basis at lower of cost or market, and reflect write-downs to realize values in the case of items which have become obsolete or unsalable. The values of the Inventories stated on the Interim Date Balance Sheet reflect the normal inventory valuation policies of the Seller with respect to the Business and were determined in accordance with GAAP, consistently applied. Purchase commitments for Inventory on order are not in excess of normal requirements, and none are at prices materially in excess of current market prices. Since the date of the Interim Date Balance Sheet, no inventory items have been sold or disposed of except through sales in the ordinary course of Seller's Business.

      3.20 Suppliers. Except with respect to NVB and Affiliates thereof, Seller has no Knowledge of any supplier's intention to discontinue or substantially reduce the size or number of transactions it consummates with Seller as it relates to the Business prior to Closing or will consummate with Buyer upon the consummation of the transactions contemplated herein.

      3.21 No Third Party Option. There are no existing agreements, options, commitments or rights with, of or to any Person to acquire any of Seller's assets, properties or rights included in the Purchased Assets or any interest therein, except for those contracts entered into in the ordinary course for the sale of inventory of Seller.

     3.22      Certain Land Use Matters.

                (a) Condition of Leased. To Seller's Knowledge, the improvements upon the Leased Premises are in good condition and all systems and appliances, including, by way of example only, to the extent applicable to the Leased Premises, lighting, heating, cooling, plumbing, electrical, water and gas are in good working condition. All material defects with respect to the Leased Premises and Known to Seller, and all systems and appliances applicable thereto, have been disclosed to Buyer by Seller in writing.

                (b)  Public Utilities.  Adequate supplies of  all
public utilities, including water, sewer, gas, electric, telephone and drainage facilities and other utilities required by Law or by the normal use and operation of the Leased Premises are installed to and connected with the Leased Premises and have been historically adequate to serve the Leased Premises for normal usage of the Leased Premises by Seller as an occupant thereof and its licensees and invitees.

                (c) Legal Compliance. Seller has no Knowledge of any condemnation, environmental, zoning or other land use regulation proceedings or investigations, either instituted or planned to be instituted by any Person, which would detrimentally affect the use and operation of the Leased Premises and for Buyer's intended purpose or the value of the Leased Premises, nor has Seller received any written notice of any special assessment proceedings affecting the Leased Premises. No written notice from any governmental body has been served upon Seller claiming or requiring, or calling attention to the need for, any work, repairs, construction, alterations or installation on or in connection with the Leased Premises, which has not been complied with.

     3.23      Environmental Matters.

     (a)  Definitions.   As used in this Agreement, the following
terms have the respective meanings set forth below:

           "Environmental Compliance Liability" means any and all liabilities, damages and costs arising under, or related to, compliance with any Environmental Law applicable to the Business or the Leased Premises, or any operations or assets associated therewith, which may result in claims and/or demands by and/or liabilities to third parties, including but not limited to, governmental entities.

           "Environmental  Conditions" shall  mean  any  and  all
circumstances  with  respect to any real property,  any  and  all circumstances with respect to any soils, bedrock formations, surface waters, groundwaters, ponds, wetlands, stream sediments, air and similar environmental media, and any and all circumstances with respect to any of the structures and any of the building and construction materials that may require Response Action and/or that may result in claims and/or demands by and/or liabilities to third parties including, but not limited to governmental entities, and either that:

               (i) are or were previously located at or near the Leased Premises; or that

                (ii) result or previously resulted from the operation of Business at the Leased Premises or from the activities or events that occur or previously occurred at or near any of the Leased Premises.

This term shall expressly include, but shall not be limited to, such on-site and off-site circumstances related to any Environmental Notice or other investigation or proceeding under the Comprehensive Environmental, Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended, ("CERCLA") or analogous state statute.

           "Environmental Laws" means any and all federal, state, local or municipal written and published Laws, rules, orders, regulations, statutes, ordinances, codes, or requirements of any governmental authority regulating or imposing standards of liability or standards of conduct (including common laws) concerning air, water, solid waste, Hazardous Materials, worker and community right-to-know, hazard communication, noise, radioactive material, resource protection, subdivision, inland wetlands and watercourses, health protection and other environmental, health, safety, building, land use, and local government concerns.

            "Environmental  Notice"  shall  mean   any   summons,
citation, directive, order, claim, pleading, proceeding, judgment, notice of potential liability, letter or any other written communication from the United States Environmental Protection Agency ("USEPA"), or from any other federal, state or local agency or authority, or from any other entity or any individual, concerning any intentional or unintentional act or omission which has resulted in or which may result in the Release of any Hazardous Material into the environment, including but not limited to, soils, bedrock formations, surface waters, groundwaters, ponds, wetlands, stream sediments, air or other environmental media, or concerning any violation or alleged violation of Environmental Laws, and shall expressly include actions under CERCLA and the imposition of any lien pursuant to any federal, state or local Environmental Laws.

           "Hazardous Materials" means any petroleum, petroleum products, fuel oil, waste oil, explosives, reactive materials, ignitable materials, corrosive materials, hazardous chemicals, hazardous wastes, hazardous substances, extremely hazardous substances, toxic substances, toxic chemicals, radioactive materials, medical waste, biomedical waste, infectious materials, pollutants, toxic pollutants, herbicides, fungicides, rodenticides, insecticides, contaminant, or pesticides and including, but not limited to, any other element, compound, mixture, solution or substance which may pose a present or potential hazard to human health or the environment.

           "Release" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, ejecting, escaping, leaching, disposing, seeping, infiltrating, draining or dumping, or as otherwise defined under Environmental laws. This term shall be interpreted to include both the noun form and the verb form, present, past and future tense, as appropriate.

          "Response Action" means any efforts of any governmental entity, Seller, Buyer, or other Person, or the contractors, subcontractors or agents of any governmental entity, Seller, Buyer, or Person, which are made, designed, initiated, or maintained to address any Environmental Condition or Environmental Compliance Liability and may include investigation, remedial design, site monitoring, containment, mitigation, clean-up, transport, removal, disposal, restoration and other remedial efforts of any kind, including but not limited to the expenses incurred by any governmental entity in evaluating, monitoring or overseeing any Response Action.

     (b)  Environmental Representations and Warranties by Seller.
Seller hereby represents and warrants to Buyer:

           (i)   Seller has not received any Environmental Notice
seeking   any   information   or  alleging   any   violation   of
Environmental Laws with respect to the Leased Premises.

          (ii) Seller has complied with all applicable filing and notification requirements Known to Seller under applicable Environmental Laws as in effect as of the date hereof that are required in connection with the Leased Premises or any activities conducted by Seller on the Leased Premises at any time prior to the date hereof, except to the extent that failure to comply would not have a Material Adverse Effect.

          (iii) Except as described in Schedule 3.23(b)(iii), to Seller's Knowledge, neither Seller nor any other Person, has caused or permitted the Leased Premises to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process any Hazardous Materials (except in quantities characterized as "Household Hazardous Waste") at any time prior to the date hereof, except in compliance with all applicable Environmental Laws. To Seller's Knowledge, solid waste generated at the Leased Premises has been disposed of by properly licensed haulers. Seller has not caused or permitted the Release of any Hazardous Materials that occurred at, affected, or related to the Leased Premises, or any of the activities conducted thereon, whether on-site or off-site of the Leased Premises, at any time prior to the date hereof, except for Releases in compliance with all Environmental Laws. To Seller's Knowledge, the Leased Premises do not contain any Hazardous Materials except in quantities characterizable as "Household Hazardous Waste" and no such materials are located on, in, or under any of the Leased Premises except in compliance with all Environmental Laws.

           (iv) To Seller's Knowledge the Leased Premises and Seller's historical use thereof and operation therein were and are in compliance with all Environmental Laws, except to the extent that failure to comply would not have a Material Adverse Effect. There are no environmental proceedings, either instituted or, to the best of Seller's Knowledge, planned to be instituted, which would detrimentally affect the use and operation of the Leased Premises for the purposes that Seller presently uses and operates the Leased Premises.

     Section 4.     Representations and Warranties of Buyer

      To induce Seller to execute and deliver this Agreement and to consummate the transactions contemplated hereby, except as set forth (the "Disclosed Exceptions") in the disclosure letter delivered to the Seller by Buyer on or prior to the date of the execution hereof (the "Buyer's Disclosure Letter") which is hereby made an integral part of this Agreement as if fully set forth herein, the Buyer hereby makes each of the representations and warranties set forth in this Agreement, including those set forth in this Section 4, each of which shall survive the execution and delivery hereof to the extent set forth in Section 6, all of which are material and have been relied upon by Seller and each of which shall be true and correct in all respects as of the date hereof. References to Schedules in this Section 4 shall be deemed to refer to the Schedules set forth in the Buyer's Disclosure Letter, unless otherwise indicated. Buyer hereby represents and warrants to Seller as follows:

     4.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Buyer has all requisite power and authority to own those properties and conduct those businesses presently owned or conducted by it, and is duly qualified to do business as it is now being conducted and is in good standing as a foreign corporation in each other jurisdiction where the property owned, leased or used by it or the conduct of its business makes such qualification necessary.

      4.2 Authorization; No Restrictions, Consents or Approvals. Buyer has full corporate power and authority to enter into and perform this Agreement and the Services Agreement, and has taken all necessary action to authorize the execution and delivery of this Agreement and the Services Agreement and the performance by it of its obligations hereunder and thereunder. Each of this Agreement and the Services Agreement has been duly executed by Buyer and constitutes the legal, valid, binding, and enforceable obligations of Buyer. The execution and delivery of this Agreement and the Services Agreement and the consummation by Buyer of the transactions contemplated herein or therein, do not
(v) conflict with or violate any of the terms of Articles of Organization or Bylaws of Buyer as each have been amended from time to time, or any applicable Law, or (vi) conflict with, or result in a breach of any of the terms of, or result in the acceleration of any indebtedness or obligations under, any agreement, obligation, or instrument by which Buyer is bound and which would materially adversely affect the transactions contemplated herein or therein. No authorization, consent, or approval of any governmental authority or any other person is necessary or required in connection with the execution and delivery by Buyer of this Agreement or the Services Agreement or the performance by Buyer of Buyer's obligations hereunder or thereunder.

      4.3 Pending Litigation. There are not actions, suits, claims, enforcement actions or proceedings pending or threatened against Buyer or any Person by reason of it or he being a director or officer of Buyer, whether at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which, if adversely determined, would have a material adverse effect (i) on the financial position of Buyer or (ii) that calls into question Buyer's authority or right to enter into this Agreement or the Services Agreement and consummate the transactions contemplated hereby or thereby, or would otherwise prevent or delay the transactions contemplated by this Agreement or the Services Agreement.

     4.4 . Financial Statements. Schedule 4.4 sets forth (a) the audited financial statements as of March 1, 1997 which include the balance sheet of Buyer as of March 1, 1997, statements of operations, stockholder's equity and cash flows of Buyer for the fiscal year ended March 1, 1997, together with the related notes thereto, including the report thereon of Buyer's independent certified public accountant, AA (collectively, the "Buyer's Audited Financial Statements"), (b) and an interim unaudited balance sheet of Buyer as of August 30, 1997 and an unaudited statement of operations and cash flows of Buyer for the six month period then ended (collectively, the "Buyer's Six Month Financial Statements"). The Buyer's Audited Financial Statements and the Buyer's Six Month Financial Statements are complete and correct and fairly present the financial condition of Buyer as of the dates thereof and the results of its operations for the fiscal year and periods ended on such dates. The Buyer's Audited Financial Statements and Buyer's Six Month Financial Statements have been prepared in accordance with GAAP, consistently applied.

Section  5.      Post-Closing  Covenants.   From  and  after  the
Effective Time of Closing, the parties hereto shall be bound by the following covenants:

      5.1 NVB Signage and Labels. Immediately after payment of the Purchase Price pursuant to Section 2.2, Buyer shall cover all NVB signage at or on the Leased Premises and shall, within thirty
(30) days thereafter, remove and dispose of all such signage at its cost. Further, Buyer shall not offer for sale any Inventory or other Purchased Asset bearing any NVB label, tag, pricing sticker or other NVB identification.

      5.2 . Cooperation. Buyer and Seller agree (a) to cooperate with each other in determining whether any filings are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated hereby and in making or causing to be made any such filings promptly and in seeking to obtain in a timely manner any such consents; and (b) to use all reasonable efforts to obtain promptly the satisfaction of any other requirements or conditions to the consummation of the transactions contemplated herein, including, but not limited to, those set forth on the Closing Agenda of even date herewith. Buyer and Seller shall furnish to each other and to each other's counsel all such information as may be reasonably required in order to effectuate the foregoing. In addition, Seller shall furnish to Buyer a complete list of and/or copies of the Licenses and Permits transferred to Buyer hereunder within forty-five (45) days of the date hereof.

      5.3 Returns. Pending completion of the audit of the Year End Balance Sheet in accordance with Section 2.5(c), Buyer shall maintain, with respect to each item of returned merchandise, (i) a copy of the receipt pertaining to such an item and (ii) documentation indicating and describing in reasonable detail what the customer returning such merchandise received in exchange therefor (e.g. cash, merchandise credit or other merchandise). Buyer and Seller agree that returns are defined as the negative sale events that result in the customer's receipt of cash or a negative commercial credit card transaction in exchange for the return of merchandise to the inventory of the Buyer. The merchandise must have been originally purchased at a Store of the Seller and returned in accordance with the Seller's standard return policy. Returned products for which either replacement product of any kind, a gift certificate(s) or other form of merchandise credit, or placement of an order for merchandise not currently available, any of which are equal to or greater in value than the original transaction, will be excluded from the definition of returns. The reserve for returns, as presented on the Year End Balance Sheet, shall be calculated by assessing the original selling prices of items returned in return transactions during January 1998 less the cost of each such item as carried in the Seller's December 31, 1997 inventory valuation.

      5.4. Post-Closing Access. Buyer shall give to Seller and its respective authorized representatives such reasonable access, at Seller's cost and expense, during normal business hours and upon prior notice ("Post-Closing Access"), to books and records constituting part of the Purchased Assets, the Leased Premises or otherwise relating to the Business (including without limitation all such accounting books and tax records) as Seller may reasonably require in connection with the preparation and filing of tax returns or any claim made by any party with respect to a liability or obligation that is not an Assumed Obligation, pertaining to any reasonable and proper purpose in connection with the conduct of the Business prior to the date hereof and to verify the Accounting provided for under Section 5.9.

     5.5. Covenant Not to Compete.

           (a) Seller hereby covenants and agrees that for the period commencing with the date hereof and ending two (2) years from such date, Seller shall not, within or from a 15 mile radius of any of Seller's Stores (the "Area"), directly or indirectly, own, manage, operate, finance, join, control, or participate in the ownership, management, operation, finance or control of, or be connected with, in any manner, any entity, business enterprise or operation engaged in the marketing, sale, licensing or distribution of golf/tennis equipment or apparel through retail stores.

          (b) In addition to the restrictions imposed by Section 5.5(a), Seller hereby covenants and agrees that for the period commencing with the date hereof and ending two (2) years from such date, Seller shall not, directly or indirectly, within the Area, induce or attempt to induce or influence any current employee of Seller to terminate his or her employment with Buyer.

           (c) Seller shall hold in confidence and refrain from disclosing, publishing or making use of all Knowledge and information of a confidential nature relating to the Business prior to the date hereof, except Knowledge and information which
(i) is or becomes generally available to the public other than as a result of a disclosure prohibited hereby, or (ii) is required to be disclosed by Law.

           (d) For the purposes of this Agreement, the words "directly or indirectly" as used in this Section 5.5 herein shall include, but not be limited to, (i) acting as an agent, officer, director, representative, consultant, independent contractor, or employee of any entity or enterprise, and (ii) participating in any such competing entity or enterprise as an owner, partner, limited partner, member, joint venturer, material creditor or stockholder (except as a stockholder holding less than five percent (5%) interest in a corporation whose shares are traded on a national securities exchange or in the over-the-counter market unless Seller controls such corporation, either alone or with others).

           (e) Seller acknowledges that its expertise in the Business is of a special and unique character, which gives said expertise a peculiar value, and that a breach by Seller of the provisions of this Section 5.5 of this Agreement cannot reasonably or adequately be compensated in damages in an action at law; and such a breach of any of the provisions contained in this Agreement will cause Buyer irreparable injury and damage. Seller further acknowledges that it possesses unique skills, Knowledge and ability and that competition by it, in violation of this Agreement or any other breach of the provisions of this Agreement would be extremely detrimental to Buyer. By reason thereof, Seller agrees that Buyer shall be entitled, in addition to any other remedies they may have under this Section 5.5 of this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent a breach or curtail any breach or threatened breach of this Section 5.5 of this Agreement by Seller; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach.

     5.6  Cooperation in Third-Party Litigation.

           (a) Seller shall provide such cooperation as Buyer or its counsel may reasonably request in connection with (i) any proceedings related to the Business other than the Excluded Obligations; (ii) Seller's conduct of the Business prior to the Effective Time of Closing which are hereafter pending or threatened and to which Buyer is a party, (iii) any proceedings for which Seller is entitled to indemnification from Buyer under
Section 6.3. Such cooperation shall include, but not be limited to, making employees of Seller available upon the reasonable request and at the expense of Buyer or its counsel to consult with and assist Buyer and its counsel in connection with any such proceedings and to prepare for and testify in any such proceedings, including depositions, trials and arbitration proceedings.

           (b) Buyer shall provide such cooperation as Seller or its counsel may reasonably request in connection with (i) pending or threatened proceedings set forth in Schedule 3.15; (ii) any proceedings relating to the Business which are hereafter pending or threatened and to which Seller is a party; and (iii) any proceedings for which Buyer is entitled to indemnification from Seller under Section 6.2 hereof. Such cooperation shall include, but not be limited to, making employees of Buyer available upon the reasonable request and at the expense of Seller or its counsel to consult with and assist Seller and its counsel regarding any such proceedings and to prepare for and testify in connection with any such proceedings, including depositions, trials and arbitration proceedings.

           (c) The provisions of this Section 5.6 are not intended to conflict with, and shall not override the provisions of Section 6 hereof.

      5.7. Discharge of Business Obligations. Seller shall pay and discharge when due all obligations and liabilities of Seller with respect to the Business and the Leases incurred prior to the Effective Time of Closing (except for the Assumed Obligations), and in furtherance of the foregoing shall discharge on a timely basis all such liabilities or obligations to employees, trade creditors, suppliers and customers.

      5.8 Certain Employment Matters. The Buyer shall offer to employ employees currently employed by Seller and located in the Stores (the "Store Employees"), but Buyer shall not be required to offer employment to any administrative employee currently employed by Seller or located at Seller's administrative facility in Walpole, Massachusetts, except for such administrative employees as Buyer may desire to employ or to otherwise retain as independent consultants for transitional matters. The provisions of this Section 5.8 shall not be construed to create any liability or obligation to any third party or to limit the rights and obligations of the Buyer to manage and operate the Business from and after the date hereof, including management of its employees, its employment policies and employee benefits, health and welfare programs, in a manner which it believes in its sole judgment to be in its best interests. Seller will bear the cost of any severance or other similar payments for such administrative employees, and Buyer will bear the cost of any severance or other similar payments of the non-administrative employees. Buyer's offer of employment to Store Employees shall include permitting such Store Employees who so elect to participate in Buyer's Section 401(k) profit sharing plan, based on the terms and conditions as now in effect ("Buyer's Current Plan"), the right of such Store Employees to "roll over" their respective retirement accounts now maintained with Seller, and Buyer shall use its best commercially reasonable efforts to amend Buyer's Current Plan to count for eligibility and vesting purposes for such electing Store Employees their respective years of service under the Seller's 401(k) plan.

      5.9 Gift Certificates Fund. Buyer shall maintain with the Escrow Agents under the Escrow Agreement an interest bearing
escrow   account   for  the  purpose  of  processing   all   Gift
Certificates/Store Credits (the "Gift Certificates Fund") issued by Seller prior to the Effective Time of Closing. By the tenth
(10th) business day after the end of each calendar month following the date hereof to and including December, 1999, the
Buyer   shall   render   a  monthly  accounting   (the   "Monthly
Accounting")  to  the  Escrow  Agents  and  the  Seller  of   the
activities for such month in respect of Gift Certificates/Store Credits processed or redeemed at the Stores and the Buyer shall be entitled to receive from the Gift Certificates Escrow Account the amounts shown to be due Buyer on such Monthly Accounting. The initial amount to be deposited in the Gift Certificates Fund shall be consistent with the amounts for Gift Certificate/Store Credits reflected on the Interim Date Balance Sheet. Buyer shall render a final accounting (the "Final Accounting") to Seller of
the  Gift  Certificates Fund on or before January 15, 1999.   The
balance remaining in the Gift Certificates Fund as of January 20, 1999, shall be disbursed to Seller on or before January 30, 1999. Buyer shall permit Seller and its authorized representatives Post-Closing Access in accordance with Section 5.4 to verify the accuracy of any Monthly Accounting and of the Final Accounting.

      5.10 Further Assurances. Seller from time to time at Buyer's request, will execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Purchased Assets and the Leased Premises. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

Section  6.      Survival of Representations and  Warranties  and
Covenants; Indemnification.

       6.1.  Survival  of  Representations  and  Warranties   and
Covenants.   The  representations,  warranties,  covenants,   and
obligations of Buyer and Seller set forth in this Agreement and in any certificate, agreement, or instrument delivered in connection with the transactions contemplated hereby, shall survive the Closing for the following periods:

           (a) with respect to representations, warranties, covenants, and obligations arising under Section 3.5, Section
3.6,  Section  3.23,  Section  5  and  this  Section  6  of  this
Agreement, for an indefinite period of time;

           (b) with respect to representations, warranties, covenants and obligations arising under Section 3.4 of this Agreement, for a period of time prior to the expiration of the applicable statute of limitations plus three months; and

                     (c)   for all other matters a period through
               and including December 31, 1998.

      6.2. Indemnification by Seller. (a) In addition to and not in limitation of Seller's indemnification obligations set forth elsewhere in this Agreement, Seller shall defend, indemnify, and hold harmless Buyer and its affiliates and their respective officers, directors, shareholders, agents and employees (individually, a "Buyer Indemnitee" and collectively the "Buyer Indemnitees"), from and against any and all claims, losses, deficiencies, liabilities, obligations, damages, penalties, punitive damages, costs, and expenses (including, without limitation, legal, accounting and consulting fees), whether or not resulting from third party claims (collectively, "Losses"), suffered by a Buyer Indemnitee, which arise out of or result from:

           (i) any inaccuracy or misrepresentation in or breach of any of the representations, warranties, covenants or agreements made by Seller in this Agreement or in any document, certificate or affidavit delivered by Seller pursuant to the provisions of this Agreement the effect of which would have a Material Adverse Effect (without duplicative regard to references to "materiality" or Material Adverse Effect" in the context of any such representation, warranty, covenant or agreement, as applicable);

           (ii) any Environmental Condition or Environmental Compliance Liability, as those terms are defined in this Agreement, in respect of the Leased Premises, regardless of whether any such Environmental Condition, the exposure thereto or any Environmental Compliance Liability resulted from activities of Seller or Seller's predecessor in interest in respect of the Leased Premises, the effect of which would have a Material Adverse Effect (without duplicative regard to references to "materiality" or Material Adverse Effect" in the context of any such representation, warranty, covenant or agreement, as applicable);

           (iii) CERCLA, or similar state law, for materials handled by or on the Leased Premises whether on-site or elsewhere, on or prior to the Effective Time of Closing the effect of which would have a Material Adverse Effect (without duplicative regard to references to "Materiality" or Material Adverse Effect" in the context of any such representative, warranty, covenant or agreement as applicable);

          (iv) any Tax, obligation, liability, debt or commitment of Seller which is not an Assumed Obligation (or is an Excluded
Obligation), whether or not paid by Buyer; and

           (v) any other matter related to the conduct of the Business by Seller or the use or ownership of the Purchased Assets prior to the Effective Time of Closing (including, but not limited to, all acts, omissions and conditions existing or occurring prior to the Effective Time of Closing for which any of the Buyer Indemnitees is alleged to be liable pursuant to any successor or similar theory of liability).

           (vi) Notwithstanding the foregoing, the Seller shall not be liable to the Buyer Indemnitees for indemnification claims under Section 6.2 until the aggregate amount of indemnification claims under Section 6.2 exceeds $25,000 in the case of a single claim (the "Seller's Threshold Amount") or $300,000 in the aggregate in the case of all claims taken together (the "Seller's Aggregate Threshold Amount"), and in the event such aggregate claims exceed the Seller's Aggregate Threshold Amount, the Seller shall be liable for the full amount of such aggregate claims; provided, however, that Seller shall not be liable for the payment of indemnification claims asserted by written notice to the Seller on or before (A) June 30, 1998, in excess of the aggregate maximum amount of $400,000 or (B) December 31, 1998, in excess of the aggregate maximum amount of $300,000 (collectively, the "Seller's Indemnification Caps"), as the case may be; and provided further, that notwithstanding any provision in this Agreement to the contrary, the dollar limitations in respect of a single claim and in respect of the aggregate claims and in respect of the Seller's Indemnification Caps shall not apply to
(x) claims pertaining to a breach of the representations, warranties, covenants and obligations contained in Sections 3.4,
3.5 or 3.6 of this Agreement, (y) the covenants and obligations set forth under Section 5 or (z) any fraud or intentional misrepresentation on the part of the Seller or things or matters that are intentionally or fraudulently hidden or concealed by or on behalf of the Seller. In determining whether the aggregate amount for which the Buyer Indemnitees are entitled to be indemnified hereunder is at least the Seller Threshold Amount or the Seller Aggregate Threshold Amount, as the case may be, or is or would be in excess of the Seller's Indemnification Caps, as applicable, any requirement contained in this Agreement that any misrepresentation or breach of warranty or covenant or event or fact be "Material" or have a "Material Adverse Effect" in order to constitute a misrepresentation, omission or breach of warranty, covenant or agreement under this Agreement shall be disregarded in its entirety.

      6.3. Indemnification by Buyer.(a) Buyer shall defend, indemnify and hold harmless Seller and Seller's officers, directors, agents and employees (individually, a "Seller Indemnitee" and collectively the "Seller Indemnitees") from and against any and all Losses, suffered by a Seller Indemnitee, which  arise  out  of  or  result  from  (i)  any  inaccuracy  or misrepresentation in or breach of any of the representations, warranties, covenants or agreements made by Buyer in this Agreement or in any document, certificate or affidavit delivered by Buyer pursuant to the provisions of this Agreement; (ii) any Taxes arising from the operation by Buyer after the Effective Time of Closing of the Business purchased by Buyer; (iiii) any of the Assumed Obligations; or (iv) any other matter related to the conduct of the Business by Buyer or the use or ownership of the Purchased Assets after the Effective Time of Closing (but excluding any acts, omissions and conditions existing or occurring prior to the Effective Time of Closing for which any of the Seller Indemnitees is alleged to be liable pursuant to any successor or similar theory of liability).

      (b) Notwithstanding the foregoing, the Buyer shall not be liable to the Seller Indemnitees for indemnification claims under
Section 6.3 until the aggregate amount of indemnification claims under Section 6.3 exceeds $25,000 in the case of a single claim (the Buyer's Threshold Amount") or $300,000 in the aggregate in the case of all claims taken together (the "Buyer's Aggregate Threshold Amount"), and in the event such aggregate claims exceed the Buyer's Aggregate Threshold Amount, the Buyer shall be liable for the full amount of such aggregate claims; provided, however, that Buyer shall not be liable for the payment of indemnification claims asserted by written notice to the Seller on or before (A) June 30, 1998, in excess of the aggregate maximum amount of $400,000 or (B) December 31, 1998, in excess of the aggregate maximum amount of $300,000 (collectively, the "Buyer's Indemnification Caps") as the case may be; and provided further, that notwithstanding any provision in this Agreement to the contrary, the dollar limitations in respect of a single claim and in respect of the aggregate claims and in respect of the Buyer's Indemnification Caps shall not apply to (x) claims pertaining to Buyer's obligations in respect of the Assumed Obligations as set forth in Section 1.4 of this Agreement or (y) claims pertaining to any fraud or intentional misrepresentation on the part of the Buyer or things or matters that are intentionally or fraudulently hidden or concealed by or on behalf of the Buyer. In determining whether the aggregate amount for which the Seller Indemnitees are entitled to be indemnified hereunder is at least the Buyer's Threshold Amount or the Buyer Aggregate Threshold Amount, as the case may be, or is or would be in excess of the Buyer's Indemnification Caps, as applicable, any requirement contained in this Agreement that any misrepresentation or breach of warranty or covenant or event or fact be "material" or have a "material" adverse effect in order to constitute a misrepresentation, omission or breach of warranty, covenant or agreement under this Agreement shall be disregarded in its entirety.

      6.4. Indemnification Payments. A portion of the Purchase Price, in the initial amount of Two Hundred Thousand Dollars ($200,000) shall constitute the Seller's Indemnification Obligations Fund and security for the payment of indemnification claims under Section 6.2. and 6.5, as applicable ("Seller's Indemnification Obligations") and shall be held by the Escrow Agents in an interest bearing account (the "Seller's Indemnification Obligation Fund") under the Escrow Agreement, and shall be disbursed pursuant to the provisions of this Section 6.4 and the Escrow Agreement. In the event a Buyer Indemnitee becomes entitled to indemnification pursuant to Section 6.2 or 6.5 as applicable, such Buyer Indemnitee shall have the immediate right, exercisable with notice to Seller, to request payment of the amount of any such indemnity claim against the Seller's Indemnification Escrow in accordance with the provisions of the Escrow Agreement. The rights of each Buyer Indemnitee under this
Section 6.6 shall be in addition to, and not in limitation of, any other rights which it may have. On or before December 31, 1998, Buyer shall notify Seller of any claim(s) by Buyer Indemnitees against the Sellers' Indemnification Obligation Fund for indemnification under Section 6.2 and 6.5, as applicable. Seller shall have the burden to prove by a preponderance of evidence that the Buyer Indemnitees were not entitled to indemnification for the claim or as related to any third party claims by Buyer Indemnitees under Section 6.5, that the Buyer Indemnitees did not defend such third party claim in a reasonably prudent manner. In the event the dollar amount of indemnity claims for which Buyer Indemnitees have requested payment against the Seller's Indemnification Obligations Fund on or before June 30, 1998, is less than $100,000 in the aggregate, the amount of the Seller's Indemnification Obligation Fund in excess of $100,000 shall be disbursed to Seller in accordance with the Escrow Agreement. In the event the dollar amount of such indemnity claims for which Buyer Indemnitees have requested payment against such Fund on or before June 30, 1998, is more than $100,000 but less than $200,000 in the aggregate, the difference between $100,000 and such dollar amount shall be disbursed to Seller in accordance with the Escrow Agreement. Subject to the provisions of the Escrow Agreement, all indemnity payments, whether by Buyer or Seller, to be made under this Agreement shall be made in immediately available funds.

     6.5. Procedure for Third Party Claims

           (a)   Notice to the indemnifying party shall be  given
promptly after receipt by any Seller Indemnitee or Buyer Indemnitee of actual Knowledge of the commencement of any action or the assertion of any claim that will likely result in a claim by it for indemnity pursuant to this Agreement. Such notice shall set forth in reasonable detail the nature of such action or claim to the extent known, and include copies of any written correspondence from the party asserting such claim or initiating such action. The indemnifying party shall be entitled, at its own expense, to assume or participate in the defense of such action or claim. In the event that the indemnifying party assumes the defense of such action or claim, it shall be conducted by counsel chosen by such party and approved by the party seeking indemnification, which approval shall not be unreasonably withheld.

            (b)   With  respect  to  actions  as  to  which   the
indemnifying party does not exercise its right to assume the defense, the party seeking indemnification shall assume and control the defense of and contest such action with counsel chosen by it and approved by the indemnifying party, which approval shall not be unreasonably withheld. The indemnifying party shall be entitled to participate in the defense of such action, the cost of such participation to be at its own expense. The indemnifying party shall be obligated to pay the reasonable attorneys' fees and expenses of the party seeking indemnification to the extent that such fees and expenses related to claims as to which indemnification is payable under Sections 6.2 or 6.3, as such expenses are incurred and in the case of a Buyer Indemnitee seeking such indemnification, such Buyer Indemnitee shall have the right, exercisable with notice to Seller, to request payment of the amount of such indemnity claim against the Seller's Indemnification Escrow in accordance with the provisions of the Escrow Agreement. The party seeking indemnification shall have full rights to dispose of such action and enter into any monetary compromise or settlement.

           (c) Both the indemnifying party and the indemnified party shall cooperate fully with one another in connection with the defense, compromise, or settlement of any such claim or action, including, without limitation, by making available to the other all pertinent information and witnesses within its control.

     6.6. INTENTIONALLY OMITTED.

      6.7. Remedies Cumulative. The remedies provided for herein shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other remedies against any other party. Nothing contained in Section 6 shall be construed in any way to limit, impair or modify any provisions of this Agreement or to otherwise impose any additional liability or obligation on Buyer at any time for any liability or obligation of Seller other than Buyer's obligation to indemnify Seller hereunder.

      6.8. Successors. The merger, consolidation, liquidation, dissolution or winding up of, or any similar transaction with respect to, the parties hereto shall not affect in any manner the obligations of the parties pursuant to Section 6 or any other term or provision of this Agreement, and the parties covenant and agree to make adequate provision for their liabilities and obligations hereunder in the event of any such transaction.

Section 7.     Brokerage.

     7.1. Finders and Brokers Fees. The parties each agree to be responsible for its respective broker or finder in connection with the transactions contemplated by this Agreement and indemnify and hold harmless one another against any loss, liability, damage, cost, claim, or expense incurred by reason of any compensation, including, without limitation, brokerage, commission, or finder's fee, alleged to be payable because of any act, omission, or statement of the indemnifying party.

Section 8.     General Provisions

      8.1. Sales and Transfer Taxes Seller shall pay any and all taxes, federal, state, or local, in the nature of income, sales, conveyance, recording, or transfer taxes required to be paid in respect of the conveyance, assignment, or transfer to Buyer of the Purchased Assets.

       8.2. No Third Party Beneficiaries. Nothing in this Agreement is intended, nor shall it be construed, to confer any rights or benefits upon any Person (including, but not limited to, any employee or former employee of Seller) other than the parties hereto, and solely to the extent provided in Section 6, the other Seller Indemnitees and Buyer Indemnitees, and no other Person shall have any rights or remedies hereunder.

      8.3.  Expenses  of  the Parties; Certain  Litigation.   All
expenses involved in the preparation, authorization, and consummation of this Agreement, incurred up to and including the date hereof, including, without limitation, all fees and expenses of agents, representatives, counsel, and accountants in connection therewith, shall be borne solely by the party who shall have incurred the same, and the other party shall have no liability in respect thereof; provided, however, that nothing herein shall be construed to release or impair any claim for damages by any party.

      8.4. Amendment and Waiver. This Agreement may not be changed or terminated orally. No waiver of compliance with any provision or condition hereof, and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent.

      8.5. Miscellaneous. The Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret, or construe the intentions of the parties. This Agreement may be executed in one or more counterparts and all such counterparts shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Massachusetts; without giving effect to the conflict of laws principles thereof.

      8.6. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective administrators, legal representatives, successors and permitted assigns.

     8.7. Publicity No party hereto or its representatives will, without the prior written consent of the other parties, disclose to any other person any information that has been made available in connection with this Agreement (other than information which has been published or made publicly available other than by unauthorized disclosure of a party), make any public announcement concerning the transactions contemplated hereby or disclose any of the terms, conditions, or other facts with respect to this Agreement, except as required by Law. If circumstances make it impossible to give such prior written notice, then any disclosure made shall be no more extensive than is necessary to meet the minimum requirement imposed on the party making such disclosure.

      8.8. Complete Agreement. This Agreement and the Exhibits and Schedules and other documents referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersede all previous negotiations, commitments, and writings.

      8.9. Notices. Any notice, report, demand, waiver, consent or other communication given by a party under this Agreement (each a "notice") shall be in writing, may be given by a party or its legal counsel, and shall deemed to be duly given (i) when personally delivered, or (ii) upon delivery by United States Express Mail or similar overnight courier service which provides evidence of delivery, or (iii) when five (5) days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to whom directed at that party's address as it appears below or another address of which that party has given notice, or (iv) when transmitted by telex (or equivalent service), the sender having received the answer back of the addressee, or (v) when delivered by facsimile transmission if a copy thereof is also delivered in person or by overnight courier. Notices of address change shall be effective only upon receipt notwithstanding the provisions of the foregoing sentence.

     Notice to Buyer shall be sufficient if given to:

                         Trend-Lines, Inc.
                         135 American Legion Highway
                         Revere, Massachusetts 02151
                         ATTN: Richard H. Griner, President
                         Fax: (617) 853-0066


          with a copy to:

                         Robinson & Cole LLP
                         One Boston Place
                         Boston, MA   02108-4404
                         ATTN:   David   A. Garbus, Esq.
                         Fax: (617) 557-5999

     Notice to Seller shall be sufficient if given to:

                         Golf Acquisition Limited Partnership
                         41 Harriman Road
                         Hudson, MA 01749
                         ATTN: Mr. John J. Iacobucci
                         Fax: (978) 562-4770

               with a copy to:

                         Mintz Levin Cohn Ferris Glovsky & Popeo, P.C. One Financial Center
                         Boston, Massachusetts 02111
                         ATTN: Stanford N. Goldman, Jr., Esq.
                         Fax: (617) 542-2241

      8.10. Assignment. Except as expressly provided herein, this Agreement and any rights pursuant hereto shall not be assignable by either party without the prior written consent of the other party.

      8.11. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provisions had not been contained herein.

       8.12. Effect of Investigation. Any inspection, preparation or compilation of information or audit of the inventories, properties, financial condition or other matters relating to Seller conducted by or on behalf of Buyer pursuant to this Agreement shall in no way limit, affect or impair the ability of Buyer to rely upon the representations, warranties, covenants and agreements of Seller set forth herein.



           [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]


      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.


                              TREND-LINES, INC.



                              By:/s/ Richard H. Griner
                                 Name:  Richard H. Griner
                                 Title:    President


                              GOLF ACQUISITION LIMITED PARTNERSHIP
                              By:  GOLF ACQUISITION CORP.
                                   Its sole general partner


                              By:/s/ John J. Iacobucci
                                 Name:  John J. Iacobucci
                                 Title: Vice President

                         Schedule 1.2
                             to the
                    Asset Purchase Agreement

                         Excluded Assets

     1. Any and all assets, liabilities, rights and obligations relating to the agreement by and between Seller and [Nevada Bob's] ("NVB"), including, without limitation, trademarks, copyrights, tradenames and other franchise rights, as well as inventory sourced directly or indirectly by or through NVB and bearing a trademark or label of NVB (or of any derivative of the name "Nevada Bob's").

      2. Cash (other than Store impressed cash funds on hand in the approximate amount of $300 per Store for which amounts Buyer should reflect as a credit to Seller in connection with the calculation of the amount to be subtracted from the Holdback
Fund).

     3.   Accounts Receivable.

     4.   Unamortized deferred financing costs.

     5.   Office furniture utilized by John J. Iacobucci.

     6.   Personal computer utilized by John J. Iacobucci.

     7.   Leased automobile utilized by John J. Iacobucci.

       8. Amounts prepaid under John J. Iacobucci's life insurance contract.

     9.   Office supplies.

     10. Entire contents of John J. Iacobucci's office including pictures on wall.

      11. John J. Iacobucci's personal computer, printer, laptop other printer.

     12.  Office copier - Canon GP GP55F.

     13.  10 lateral file cabinets.

     14.  John J. Iacobucci's employment agreement.

     15.  John J. Iacobucci's records and documents.

       16. General manager's personal computer, laptop and printer.

     17.  Head buyer's laptop and printer.

     18.  Two sets of J. Nicklaus commemorative club sets.